Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Coincheck Group N.V.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares issuable on exercise of Warrants (Primary Offering)	Other	4,860,148	(3)	$11.50	(4)	$55,891,702	$153.10 per $1,000,000	$8,557.02
	Equity	Ordinary Shares (Secondary Offering)	Other	126,783,590	(5)	$9.48	(6)	$1,201,908.433.20	$153.10 per $1,000,000	$184,012.18
	Equity	Ordinary Shares issuable on exercise of Warrants (Secondary Offering)	Other	129,611	(7)	$9.48	(6)	$1,228,712.28	$153.10 per $1,000,000	$188.12
	Equity	Warrants to purchase Ordinary Shares (Secondary Offering)	Other	129,611	(8)	—		—	—	—	(9)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$1,259,028,847.48		$192,757.32
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$192,757.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional ordinary shares of Coincheck Group N.V. (the “Registrant”), with a nominal value of one eurocent (EUR 0.01) each (“Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could result in an increase to the number of outstanding Ordinary Shares.
(2)	Calculated by multiplying the proposed Maximum Aggregate Offering Price of securities to be registered by 0.00015310.
(3)	Consists of (i) 4,730,537 Ordinary Shares that are issuable by the Registrant upon the exercise of 4,730,537 public warrants (the “Public Warrants”) that were previously registered on Form F-4 (File No. 333-279165), which was initially filed with the Securities and Exchange Commission on May 7, 2024 (the “Prior Registration Statement”), and (ii) 129,611 Ordinary Shares that are issuable by the Registrant upon the exercise of 129,611 Private Warrants (as defined below).
(4)	Calculated pursuant to Rule 457(g) of the Securities Act, based on the exercise price of each Warrant, which is $11.50 per Ordinary Share.
(5)	Represents 126,783,590 Ordinary Shares registered for resale by certain Selling Securityholders named in the Registration Statement.
(6)	Calculated in accordance with Rule 457(c) under Securities Act, based on the average of the high and low prices of the Ordinary Shares on Nasdaq on January 22, 2025.
(7)	Represents 129,611 Ordinary Shares registered for resale by certain Selling Securityholders, which are Ordinary Shares issuable upon the exercise of the Private Warrants.
(8)	Represents 129,611 warrants originally issued on a private placement basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share (“Private Warrants”).
(9)	In accordance with Rule 457(g), the entire registration fee for such Warrants is allocated to the Ordinary Shares underlying the Warrants, and no separate fee is payable for the Warrants.